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TEXAS LIQUIDS, LLC
Statements of Income
Periods Ended June 30, 1999
 (expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)

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                         Quarter     Six Months
                         -------     ----------

Revenues          $24.5          $54.1
Cost of sales          23.2          51.2
                         -----          -----
Gross margin          1.3          2.9
                         -----          -----

Selling, general, and administrative     0.7          1.4
                         -----            -----
Pre-tax net income               $ 0.6          $ 1.5
                              =====          =====

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